Exhibit 1.2

September 14, 2006

PERSONAL AND CONFIDENTIAL

Philip Sherringham

Chief Financial Officer

People’s Bank

850 Main Street

Bridgeport, CT 06604

Dear Philip:

Pursuant to our recent discussions, I am pleased to confirm the arrangements under which Morgan Stanley & Co. Incorporated (“Morgan Stanley”) is engaged by People’s Bank (“People’s” or the “Company”) and People’s Mutual Holdings (the “MHC”) as their financial advisor in connection with the investigation, evaluation and execution of a potential reorganization by People’s from partial to full public ownership, pursuant to the sale of shares of common stock of People’s held by the MHC (the “Common Stock”) in a subscription offering (the “Subscription Offering”), with any remaining shares sold in a syndicated offering (the “Syndicated Offering”) (collectively, the “Transaction”).

Nature of the Assignment

During the course of this engagement, Morgan Stanley expects to perform such investment banking and financial advisory services as People’s and the MHC may reasonably request, including, among other things: (i) advising and assisting management of People’s in making presentations to the Board of Directors of People’s and the Board of Trustees of the MHC concerning the Transaction; (ii) assisting the Company in connection with preparing for any regulatory proceeding relating to the approval of the Transaction, including the preparation of required regulatory filings and applications, or other matters relevant to the nature of this assignment during the term of this engagement; (iii) evaluating potential financial impacts of the Transaction; and (iv) executing the Syndicated Offering.

These services will entail our familiarizing ourselves with the Company’s operations, assets, financial position and future prospects. Any financial advice will be formulated by, among other things, conversations with management of the Company and review, together with the Company, of any relevant documents or opinions rendered by outside legal, appraisal and accounting advisors engaged by People’s (collectively, “Advisors”). In performing the analysis required for this assignment, Morgan Stanley will rely upon the accuracy of the information it receives from People’s and its Advisors, and will not undertake any independent verification of the accuracy or completeness of the information it receives from People’s and/or its Advisors.

Fees and Expenses

Advisory Fee

If the proceeds from the Subscription Offering are equal to or greater than $1,750,000,000, People’s agrees to pay Morgan Stanley, in consideration of its advisory services hereunder, an advisory fee of $5,000,000. If the proceeds from the Subscription Offering are equal to or greater than $2,500,000,000, People’s, in its sole discretion, will consider paying Morgan Stanley an additional advisory fee of $2,500,000 in recognition of Morgan Stanley’s contribution to the success of the Subscription Offering. The fees referred to in this paragraph are independent of any fees that Morgan Stanley may earn for services in connection with the Syndicated Offering as described in the following paragraph, and will be payable whether or not a Syndicated Offering is executed. The advisory fee will become payable and will be paid by People’s upon closing of the Transaction.

Syndicate Management and Syndicate Sales Fees

In the event that the Syndicated Offering is required, People’s agrees to retain Morgan Stanley as the sole book-running manager on the Syndicated Offering. A fee equal to one percent (1.00%) of the aggregate dollar amount received in exchange for the Common Stock sold in the Syndicated Offering (the “Syndicate Management Fee”) shall be divided among the designated managers (the “Syndicate”). Morgan Stanley will be entitled to not less than 50% of such Syndicate Management Fee. People’s will also pay a “Syndicate Sales Fee” to the broker-dealers selling shares in the syndicated offering (including Morgan Stanley) equal to three percent (3.00%) of the aggregate dollar amount received in exchange for the Common Stock sold. Morgan Stanley will receive no less than 50% of the institutional “pot” and no less than 65% of the retail share allocation of shares to be sold in the Syndicated Offering, all such retail allocations to Morgan Stanley and other broker-dealers in the Syndicated Offering to be made on the basis of demand quantum and quality. The fees referred to in this paragraph are for Morgan Stanley’s services in connection with a Syndicated Offering, are independent of any advisory fees described in the preceding paragraph and will be payable if a Syndicated Offering is completed, whether or not any advisory fees are paid under the preceding paragraph.

Expenses

In the event that no Syndicated Offering is completed and no fee therefore becomes payable to Morgan Stanley under the immediately preceding paragraph, we will separately bill our reasonable expenses as incurred. Generally these expenses include travel costs, document production and other expenses of this type, and will also include the fees of outside counsel and other professional advisors should they be engaged by us, with your prior written consent, in connection with this engagement. You hereby consent to our engagement of Cleary Gottlieb Steen & Hamilton LLP as our outside counsel in connection with this engagement.

Furthermore, in the event that a Syndicated Offering is required, the Syndicate will reimburse People’s for its expenses related to the Transaction up to an amount equal to the lesser of (i) 0.10% of the aggregate dollar amount received in exchange for the Common Stock sold in the Syndicated Offering, and (ii) $1,000,000. Generally there expenses include travel costs, document production and other expenses of this type, and will also include fees of outside counsel and other professional advisors should they be engaged by you in connection with this engagement. Customary expenses incurred in connection with the syndicated offering roadshow shall be paid by the Syndicate.

Other

Notwithstanding anything herein to the contrary, Morgan Stanley, People’s and the MHC agree that People’s (and their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of any transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

Please note that Morgan Stanley is a full service securities firm engaged in securities, commodities and currency trading, investment management and brokerage activities, as well as providing investment banking, financing, and financial advisory services. In the ordinary course of our trading, investment management, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in equity, debt or other securities or senior loans of any company, commodity or currency about which Morgan Stanley provides People’s or the MHC with information in connection with this engagement.

Please note that this letter does not constitute a commitment by Morgan Stanley to underwrite or place any securities or make any loan and that such commitment will exist only if and when the parties enter into a definitive underwriting, placement or loan agreement which will contain customary terms, including compensation in addition to any fees described herein and indemnification. In addition, entering into such underwriting, placement or loan agreement is subject to formal approval by the appropriate Morgan Stanley commitment committee.

Notwithstanding any other provision of this letter, our services hereunder may be terminated with or without cause by you or by us at any time and without liability or continuing obligation to you or to us (except for any compensation earned and expenses incurred by us to the date of termination and except, in the case of termination by you, for our right to fees in connection with the Transaction as defined herein if effected within two years of such termination) and provided that the indemnity, non-disclosure and jury trial waiver provisions will remain operative regardless of any such termination.

Morgan Stanley, People’s and the MHC (on its own behalf and, to the extent permitted by law, on behalf of its policyholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to Morgan Stanley’s engagement hereunder or its role in connection with the Transaction.

Morgan Stanley will act under this letter agreement as an independent contractor with duties and obligations solely to People’s and the MHC and only as set forth in this letter agreement. Because we will be acting on your behalf in this capacity, it is our practice to receive indemnification. A copy of our standard indemnity form is attached to this letter. You acknowledge that Morgan Stanley is acting at arms length in connection with the Transaction and is not an agent of, nor owes any fiduciary duties to, the Company or any other person.

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in and to be performed in that state.

If the terms of our engagement as set forth in this letter are satisfactory, kindly sign the enclosed copy of this letter and indemnification form and return them to us.

We look forward to working with People’s and the MHC on this important assignment.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

		By:	/s/ John P. Esposito
		Title:	Managing Director
Accepted and agreed to:		Date:	September 14, 2006

PEOPLE’S BANK

By:	/s/ Philip R. Sherringham
Title:	EVP/CFO
Date:	September 14, 2006

and

PEOPLE’S MUTUAL HOLDINGS

By:	/s/ Philip R. Sherringham
Title:	Treasurer
Date:	September 14, 2006

Enclosure